                                                                 Exhibit (d)(13)

                               EUROS 150,000,000


                           REVOLVING CREDIT FACILITY


                               concluded between


                                     RHODIA


                                      and

                                       *

                                  dated as of


                                15 November 1999



----------------

* Confidential treatment for the name of the bank has been requested pursuant to Item 1007(d) of Regulation M-A under the Securities Exchange Act of 1934, and the name of the bank has been filed separately with the Securities and Exchange Commission.

This Facility Agreement is made on

Between:

RHODIA, a limited company ("societe anonyme") established in France, having its registered office at Courbevoie, 25 quai Paul Doumer and being registered under n' 352 170 161 RCS Nanterre, represented by Mr. Pierre PROT, Chief Financial Officer.

                                           hereinafter defined as the "Borrower"

and


* established in   *     , having its registered office at *
              and being registered under, acting through its Paris Branch which registered office is at *, represented by:

     *
                                             hereinafter defined as the "Lender"

WHEREAS:

The Lender has agreed on the terms and subject to the conditions set out in this Agreement to grant to the Borrower and any Additional Borrower a revolving credit facility ("the Facility") (including the Short Term Facility and the Medium Term Facility) which shall be repaid and redrawn throughout its life. The Facility will be denominated in Euros and committed in Euros and may be used in Euros and US Dollars or in any other Convertible Currency on an available basis.


NOW IT IS HEREBY AGREED AS FOLLOWS:

1 - DEFINITIONS

In this Agreement the following expressions shall have the following meanings respectively:

ADDITIONAL BORROWER:          means any Subsidiary of RHODIA with the prior
                              approval of the Lender and with the Guarantee of RHODIA;


ADVANCES:                     means an advance made or to be made by the Lender
                              under this Agreement, whether under the Short Term
                              Facility or under the Medium Term Facility;


ADVANCE DATE:                 means the date of an Advance;


ADVANCE LETTER:               means the letter substantially in the form of
                              schedule 2 delivered by the Borrower to the Lender in case of Advances made to an Additional
                              Borrower;


BANK'S SPOT RATE OF EXCHANGE: means, on any day, the spot rate of exchange of the Lender for the purchase with one currency of any other relevant currency in the Paris foreign exchange market at or about 11:00 a.m. Paris time on the day in question for delivery two (2) Business Days later, the Lender's certificate as to such rate being conclusive in the absence of manifest error;


BORROWER:                     RHODIA ("RHODIA");


BUSINESS DAY:                 means a whole day (other than a Saturday or
                              Sunday) which is not a public holiday and on which banks and Stock Exchange Markets are opened for transaction of business in Amsterdam, Paris, Tokyo, New York, Zurich and London;


COMMITMENT FEE:               means the fee referred to in Clause 7.1;


CONTROL: has the meaning ascribed to "controle" in Article 355-1 of the French Company Law;


DOLLARS, USD AND $:           mean the lawful currency of the United States of
                              America and, in relation to all payments to be made under this Facility Agreement, mean same day funds settled through the New York Clearing House
                              Interbank Payments System or such other U.S.
                              dollar funds as may at the relevant time be customary for the settlement in New York City of international banking transactions denominated in
                              U.S. dollars;

DRAWING NOTICE:               means any such notice for the making of an Advance
                              delivered by the Borrower to the Lender
                              substantially in the form of schedule 1;

EURIBID: means in relation to any Advance or any unpaid sum, the Euro Inter-Bank Bid Rate for deposits in an amount in Euros equal to the amount of such Advance for the relevant Interest Period as determined by the Lender at or about 11:00 a.m. (Brussels time) two Business Days before the start of the Advance;

EURIBOR: shall mean in relation to any amount in Euros and to the relevant Interest Period the offered rate for deposits for such amount and for such Interest Period which is:

                              (a) the rate of interest for such Interest Period which appears on page 248 of the Dow Jones Telerate screen (or such other page on the Dow Jones Telerate screen as may be customarily be used from time to time to display EURIBOR rates) as provided by the European Union Banking Federation at or about 11:00 a.m. (Brussels time) on the Quotation Date for such Interest Period; or

                              (b) if the relevant rate of EURIBOR cannot be determined in accordance with paragraph (a) above, the rate determined by the Lender to be the arithmetic mean (rounded upwards if necessary to the nearest one sixteenth of one per cent) of the rates respectively quoted to the Lender by each of the Reference Banks (provided always that at least two Reference Banks shall have given such quotation) at the request of the Lender as such Reference Bank's offered rate for deposits in an amount approximately equal to the amount in relation to which EURIBOR is to be determined for a period equivalent to such Interest Period to prime banks in the European interbank market at or about 11:00 a.m. (Brussels time) on the Quotation Date;

EURO: mean the unit of currency of certain Member States of the European Union as more particularly described in Regulation 96/0249 of the European Council and as introduced on lst January, 1999 upon the occurrence of Economic and Monetary Union within the European Union in accordance with
                              Article 109, of the Treaty on European Union and in respect of all payments to be made under this Facility Agreement in Euros mean immediately available, freely transferable cleared funds;

EVENT OF DEFAULT:             means any of the events specified in Clause 12;

FACILITY:                     means the revolving credit facility granted
                              hereunder, being the maximum aggregate amount of Euros 150,000,000 (one hundred and fifty million
                              Euros) or its equivalent from time to time in Optional Currencies;

FACILITY AGREEMENT:           means the present agreement;

FINAL MATURITY DATE:          means for:
                              - the Short Term Facility, 364 days after the
                                signing of the Facility Agreement;
                              - the Medium Term Facility, three years after the
                                signing of the Facility Agreement;

FINANCIAL INDEBTEDNESS        shall mean:
                              (i)    Any indebtedness for monies borrowed;

                              (ii) Any indebtedness (actual or contingent) under a guarantee, security, indemnity or other commitment designed to protect any creditor against loss in respect of any financial indebtedness of any third party;

                              (iii)  Any indebtedness under any acceptance
                                     credit;

                              (iv) Any indebtedness under any debenture, note, bill of exchange, bonds, commercial paper, certificate of deposit or similar instrument on which either of the Borrower is liable;

                              (v) Any indebtedness for money owing in respect of any interest swap, or currency swap, such indebtedness to be measured on a mark-to-market basis at the relevant time and to include, vis-a-vis any particular counterparty, application of the relevant ISDA netting procedures;

                              (vi) Any payment obligations under any lease entered into for the purpose of obtaining or raising finance;

FRENCH COMPANY LAW:           means French Law n' 66-537 of 24th July 1966, as
                              amended from time to time;

GUARANTEE:                    means the guarantee to be delivered by the
                              Borrower in case of request of any Advance to the benefit of an Additional Borrower substantially in the form of schedule 3 together with any document evidencing the capacity and authority of the signatories;

GROUP: means the Borrower or the Lender and their Subsidiaries from time to time;

INFORMATION SYSTEMS
AND EQUIPMENT:                means all computer hardware, firmware and
                              software, as well as other information processing systems, or any equipment containing, embedded microchips, in each case, whether directly owned, licensed, leased, operated or otherwise controlled by the Borrower, which, in whole or in part, is used, operated, relied upon, or integral to, the conduct of the business of the Borrower;

INTEREST PERIOD:              means any period determined pursuant to the
                              provisions of Clause 4.1;

INTEREST RATE:                means the rate of interest applicable to an
                              Advance in accordance with Clause 6.1;

LENDER:                       ABN AMRO Bank N.V. Paris Branch;

LIBID: means in relation to any Advance or any unpaid sum, the London Inter-Bank Bid Rate for deposits in an amount in US Dollars or in the relevant Optional Currency equal to the amount of such Advance for the Interest Period, as determined by the Lender at or about 11:00 a.m. (London time) two Business Days before the start of the Advance;

LIBOR:                        means:
                              (a) the rate which appears on the display designated as the British Bankers Association's Interest Settlement Rate as shown in relation to an Advance made or to be made in Dollars on page 3750/3740 (LIBOR) of the Dow Jones Telerate Monitor or as shown in relation to an Advance made or to be made in any other Optional Currency on the relevant page for such currency of the Dow Jones Telerate Monitor; or

                              (b) if the required rate is not displayed and ascertainable in accordance with paragraph (a) above, the arithmetic mean (rounded upward to five decimal places) of the rates, as supplied to the Lender at its request, quoted by the Reference banks to leading banks in the London Interbank market, in each case at or about 11:00 a.m. (London time) on the applicable Quotation date for the offering of deposits in the currency of the relevant Advance for a period comparable to the relevant Interest Period;

MARGIN:                       0.25% per annum;

MATERIAL ADVERSE CHANGE:      means any event on the assets or financial
                              condition of the Borrower's Group taken as a whole having a material adverse effect in the reasonable opinion of the Lender on the ability of the Borrower to perform in a timely manner all or any of its payment obligations under the Facility
                              Agreement;

MATURITY DATE:                means with respect to a given Advance the last day
                              of the period for which such Advance is borrowed, as notified by the Borrower in the respective
                              Drawing Notice which cannot in any case exceeds the Final Maturity Date;

MEDIUM TERM FACILITY:         means a medium term facility in an amount of Euros
                              75,000,000 or its equivalent in any freely available and Optional Currency, which will be repaid in full three years from the date of signing of the Facility Agreement;

OPTIONAL CURRENCIES:          means any of Dollars, Yen, Swiss Francs, Sterling
                              and Euros;

ORIGINAL EURO AMOUNT:         means, in relation to an Advance:
                              (a) if that Advance is denominated in Euro, the
                                  amount of that Advance;

                              (b) if that Advance is denominated in an Optional
                                  Currency, the amount in Euro which would have constituted such amount if the Advance had been at all times denominated in Euro (for the avoidance of doubt, without regard to subsequent changes in the value of the Optional Currency) and had been reduced from time to time in accordance with this Facility Agreement;

MEMBER STATES:                means a member state of the European Union that
                              adopts or has adopted the Euro as its currency in accordance with legislation of the European Union relating to European Economic and Monetary Union;

POTENTIAL EVENT OF DEFAULT:   shall mean any event which, in the reasonable
                              opinion of the Lender, would constitute an Event of Default under the Facility Agreement and which is not capable of being cured without material adverse effect on the Borrower;

PREPAYMENT COMMISSION:        means the commission referred to in Clause 4.3;

PREPAYMENT DATE:              means the date upon which any Advance shall be
                              prepaid;

QUOTATION DATE:               means:
                              (a) in relation to any period for which EURIBOR is
                                  to be determined, the day on which quotations are provided by prime banks in the European Interbank market for deposits in

                                  Euros two(2) Business Days prior to the first day of that period;

                              (b) in relation to any period for which LIBOR is
                                  to be determined hereunder, two (2) Business
                                  Days (if the currency in relation to which such rate is to be determined is an Optional Currency) prior to the first day of that period;

REFERENCE BANKS:              means, in relation to any quotation required for
                              Euro J.P. Morgan & Co., Citibank, Credit Suisse
                              First Boston and Societe Generale and in relation to any quotation required for an Optional
                              Currency, Credit Lyonnais, Citibank, J.P. Morgan &
                              Co. and Societe Generale and any replacement bank nominated under that clause;

REINVESTMENT RATE:            means the EURIBID for Advances made in Euros or
                              the LIBID for Advances in Optional Currency quoted two Business Days before the Prepayment Date, for the period from and including the Prepayment Date to and excluding the Maturity Date of an Advance;

SECURITY INTEREST:            means any mortgage, charge, pledge, lien, right of
                              set off or any security interest whatsoever, howsoever created or arising, including, without limiting the generality of the foregoing, any gage, nantissement, antichrese, hypotheque, cession a titre de garantie or other surete;

SHORT TERM FACILITY:          means a short term facility in an amount of Euros
                              75,000,000 or its equivalent in any freely available and Optional Currency, which will be repaid in full 364 days from the date of signing of the Facility Agreement;

STERLING, GBP AND POUND:      mean the lawful currency of the United Kingdom and
                              in respect of all payments to be made under this Facility Agreement in Sterling mean immediately available, freely transferable cleared funds;

SUBSIDIARY:                   means any company or other entity controlled by
                              the Borrower within the meaning of Article 355-1 of the French Law Company;

SWISS FRANCS AND CHF:         mean the lawful currency of Switzerland and in
                              respect of all payments to be made under this Facility Agreement in Swiss Francs mean immediately available, freely transferable cleared funds;

TERMINATION EVENTS:           mean any of the events specified in Clause 13;

UTILIZATION FEE:              means the fee referred to in Clause 7.2;

YEN AND Y:                    mean the lawful currency of Japan and in respect
                              of all payments to be made under this Facility
                              Agreement in Yen mean immediately available, freely transferable cleared funds;

YEAR 2000 COMPLIANT:          means that all Information Systems and Equipment
                              accurately process date data (including, but not limited to, calculating, comparing and sequencing), before, during and after the year
                              2000, as well as same and multi-century dates, or between the years 1999 and 2000, taking into account all leap years, including the fact that the year 2000 is a leap year, and further that when used in combination with, or interfacing with, other Information System and Equipment, shall accurately accept, release and exchange date data, and shall in all material respects continue to function in the same manner as it performs on the date of this Agreement and shall not otherwise impair the accuracy or functionality of Information Systems and Equipment.

2 - THE FACILITY

2.1. Amount and Purpose

The Lender, relying upon each of the representations and warranties in Clause 10, agrees to make available the present Facility to the Borrower or any Additional Borrower, upon and subject to this Agreement and up to a maximum principal amount of Euros 150,000,000 (one hundred and fifty million Euros) or its equivalent in any freely available and Optional Currencies, which includes:

          - a Short Term Facility in an amount of EUROS 75,000,000 (seventy five million Euros) or its equivalent in any freely available and Optional Currency;
          - a Medium Term Facility in an amount of EUROS 75,000,000 (seventy five million Euros) or its equivalent in any freely available and Optional Currency.

This Facility shall be used for general corporate purposes.
However the Lender shall not be bound to enquire as to the use of the Facility.

2.2. Term

The Facility is granted for a period expiring at the Final Maturity Date.

3 - CONDITIONS PRECEDENT

Save as the Lender may otherwise agree, the Borrower may not deliver the Drawing Notice and the Lender shall not be under any obligation to disburse any funds to the Borrower or any Additional Borrower under the Facility Agreement, unless the Lender has previously received all of the following documents and each of them is, in form and substance, satisfactory to the Lender:

3.1. Five (5) Business Days before the signing date of the Facility Agreement in a case of Advances to the Borrower:

- copies duly certified as up-to-date and complete of the corporate documents and registration certificate of the Borrower;

- in the case of the Guarantee to be delivered with a first drawing of an Additional Borrower, duly certified copies of the Board resolutions signed by a duly authorized representative of the Borrower and any other corporate authorizations necessary for the Borrower to borrow under, execute and perform the Facility Agreement and the terms and conditions hereof;

- powers of the representatives of the Borrower to execute the Facility Agreement together with certification of relevant signatories and to give valid instructions to the Lender regarding the operation of the Facility Agreement;

- remittance of a Legal Opinion provided by General Counsel of the Borrower, satisfactory to the Lender.

3.2. Ten (10) Business Days before the Advance Date in a case of Advances to an Additional Borrower:

- copies duly certified as up-to-date and complete of the corporate documents and registration certificate of the Additional Borrower;

- duly certified copies of the Board resolutions (if any), signed by a duly authorized representative of the Additional Borrower and any other corporate authorizations necessary for the Additional Borrower to borrow under, execute and perform the Facility Agreement and the terms and conditions hereof;

- powers of the representatives of the Additional Borrower to execute the Facility Agreement together with certification of relevant signatories and to give valid instructions to the Lender regarding the operation of the Facility Agreement;

- remittance of the Guarantee, substantially in the form of schedule 3 simultaneously with the Advance Letter; being precised that in case of a request to be made by the Lender under the Guarantee, the Lender shall justify its request;

- duly certified copies of the Board resolutions of the Borrower authorizing the Guarantee together with powers and relevant signatories of the Borrower's representatives.


For any Advance, the Additional Borrower shall provide the Lender with a letter in the form of schedule 4 together with any document evidencing the capacity and authority of signatories.

4 - ADVANCES MADE TO THE BORROWER

4.1. Availability

Subject to 2 (two) Business Days' notice, the Borrower may draw Advances in minimum amounts of Euros 5,000,000 (five million Euros) and in integral multiples of Euros 5,000 000 (five million Euros) (or its equivalent in any freely available and Optional Currency) for an Interest Period of one (1), two (2), three (3) or six (6) months or such other periods of up to twelve
(12) months as the Lender may agree ("Advances").

Any Drawing Notice shall be received by the Lender from the Borrower by not later than 10.00 a.m. (Paris time) for Euros and by not later than 10:00 a.m. (London time) for Optional Currencies.

At any time the sum of all Advances outstanding under the Facility Agreement shall not exceed the Facility.

No more than 10 Advances shall be outstanding at any one time.

4.2 Repayment

Subject to the terms of this Facility Agreement, the Borrower shall repay all Advances made to it in full on the Maturity Date relating thereto.

If, at any time, the aggregate amount of all the Advances in Optional Currency (expressed in Euro at the Bank's Spot Rate of Exchange) made in accordance with this Facility Agreement exceeds 5% of the Short Term Facility and/or the Medium Term Facility, then the Lender may request the Borrower to prepay any Advance (in whole or in part) or to provide with a reserve at first demand, in order to bring back the aggregate amount of all Advances to Euros 75,000,000 (in respect of the Short Term Facility or the Medium Term Facility).

Any Advance repaid may be redrawn at any time during the duration of the Facility in accordance with, and subject to the terms of this Facility Agreement.

4.3 Prepayment

Prepayment of Advances shall be permitted (other than on Maturity Date of an Advance), in cases of Illegality and Increased Cost (including requirement for tax gross-ups). In this case the Borrower will pay to the Lender a Prepayment Commission equal to the amount by which:

(i) the present value (on the Prepayment Date) of the interest due under the Facility on the principal repaid amount for the period from and including the Prepayment Date to and excluding the Maturity Date of an Advance exceeds
(ii) the present value (on the Prepayment Date) of the reinvestment interest that the Lender is able to obtain on an amount equal to the principal repaid amount for the period from and including the Prepayment Date to and excluding the Maturity Date of an Advance. The reinvestment interest means the interest calculated in accordance with the investment rate (the "Reinvestment Rate" as defined in clause 4.4);

The discount rate applicable to the calculation of the present value of interest referred to (i) and (ii) will be the EURIBOR for Advances in Euros or the LIBOR for Advances in Optional Currency. If not available, the discount rate will be the rate offered to the Lender by Reference Banks.

4.4. Unavailability of EURIBID and LIBID

The Reinvestment Rate applicable to any prepayment will be the EURIBID or LIBID, as the case may be.

If the Reinvestment Rate cannot reasonably be determined on the basis of EURIBID, the rate shall be the rate at which deposits in Euros to that Advance or other sum offered for the same period from and including the Prepayment Date to and excluding the Maturity Date of an Advance by Reference Banks to the Lender at 11:00 a.m.(Brussels time) on the second Business Day prior the Prepayment Date.

If the Reinvestment Rate cannot reasonably be determined on the basis of LIBID, the rate shall be the rate at which deposits in US Dollars or in the relevant Optional Currency of a comparable amount to that Advance or other sum are offered for the same period from and including the Prepayment Date to and excluding the Maturity Date of an Advance by Reference Banks to the Lender at 11:00 a.m.(London time) on the second Business Day prior the Prepayment Date.

5 - OTHER ADVANCES

5.1. Advances made to an Additional Borrower

Subject to the provisions of this Facility Agreement, any Additional Borrower may draw any Advance under the Facility.

The Borrower shall deliver to the Lender, no later than ten (10) Business Days before the Advance Date a letter substantially in the form of schedule 2 ("the Advance Letter)."

Three Business Days before the Advance Date, the Lender shall give an answer to the Borrower as to whether it accepts or rejects the Advance, such consent not being unreasonably withheld.

5.2. Advances made in Optional Currencies

If an Advance is to be denominated in an Optional Currency, the amount of the Advance will be determined by translating the Original Euro Amount of the Advance into the Optional Currency concerned, at the Bank's Spot Rate of Exchange on the second Business Day before the proposed

Advance Date (which the Lender will notify to the relevant Borrower promptly upon such rate of exchange being determined for the purposes of this Facility Agreement).

6 - INTEREST

6.1. Interest Rate

The Borrower will pay interest at LIBOR for the Optional Currency (with the exception of EURIBOR in the case of Euros), plus the Margin.

6.2. Payment of Interest

Interest will be payable at the end of each Interest Period and will be calculated on an actual 360 day basis (except for Advances in GBP which will be calculated on a 365 day basis).
If the term of such Advance exceeds six (6) months, the first Interest Period shall end the last day of the first period of six (6) months and the second one shall end at the Maturity Date.

6.3. MISCELLANEOUS

(1) Non-availability

If, no later than 11:00 a.m. Paris time prior the first day of an Interest Period with respect to any Advance denominated in an Optional Currency, the Lender determines that it is unable for any reason to fund its participation in such Advance in such Optional Currency, or the Lender is of the opinion that it is not feasible for such Advance to be made in such Optional Currency, then, unless the relevant Borrower and the Lender agree otherwise such Advance shall be denominated in Euro for the period in question.

(2) Effect of monetary union

If either the United Kingdom or the country of any Optional Currency in which any amount is expressed to be payable under this Facility Agreement and which does not participate in the Economic and Monetary Union in accordance with
Article 1090) of the Treaty on European Union so participates after the date hereof, then:

(a) any amount expressed to be payable under this Facility Agreement in that national currency shall be made in that national currency or in Euro as the Lender may, by not less than two (2) Business Days' notice to the relevant Borrower that effect, require; and

(b) any amount so required to be paid in Euro shall be converted from that national currency at the rate stipulated pursuant to Article 1091(4) of the Treaty on European Union and payment of the amount in Euro derived from such conversion shall discharge the obligation of the relevant party to pay such national currency amount in accordance with, subject to, the Regulation(s) made pursuant to Article 1091(4); and

(c) the Lender and the relevant Borrower shall negotiate in good faith any amendments to this Facility Agreement as it may determine to be necessary to take account of monetary union and any consequent changes in market practices (whether as to the settlement or rounding of obligations, the calculation of interest or otherwise howsoever).

(3) Failure of Reference Bank

If, pursuant to the definition of LIBOR or EURIBOR (or LIBID or EURIBID), it is necessary to calculate LIBOR or EURIBOR (or LIBID or EURIBID) by reference to the Reference Banks and any Reference Bank for any reason fails to notify to the Lender the rate referred to in Clause 6.1, the rate of interest shall, subject to clause 14, be determined on the basis of the rates notified to the Lender by the remaining Banks or Reference Bank.

(4) New Reference Bank

If any Reference Bank ceases to provide quotations to the Lender for the purposes of determining EURIBOR or LIBOR (EURIBID or LIBID), as the case may be, the Lender may terminate the appointment of such Reference Bank and, after consultation with the Borrower, appoint another bank to replace such Reference Bank.

(5) Netting

(a) If an Advance (the "NEW ADVANCE") is to be made on a day on which another Advance (the "MATURING ADVANCE") denominated in the same currency as the new Advance is due to be repaid then, subject to the terms of this Facility
     Agreement:

     (1) the maturing Advance shall be deemed to have been repaid on its repayment date either in whole (if the new Advance is equal to or greater than the maturing Advance) or in part (if the new Advance is less than the maturing Advance); and

     (2) to the extent that the maturing Advance is so deemed to have been repaid, the principal amount of the new Advance to be made on such date shall be deemed to have been credited to the account of the relevant Borrower by the Lender in accordance with the terms of this Facility Agreement and the Lender shall only be obliged to make available to the relevant Borrower pursuant to Clause 4 a principal amount equal to the amount by which the new Advance exceeds the maturing Advance.

(b) If an Advance (THE "NEW ADVANCE") is to be made on a day on which another Advance (the "MATURING ADVANCE") denominated in a different currency than the new Advance is due to be repaid, subject to the terms of this Facility Agreement and if Clause 6.3 (1) applies by such time on such date as the Lender determines to be appropriate in the circumstances, the Lender shall:

     (1) apply a sum equal to the new Advance (or as the case may be, so much of the new Advance as is necessary) in purchasing in the Paris foreign exchange market, for value on the due date of payment of the maturing Advance, an amount in the currency of the maturing Advance (or as the case may be, so much of the maturing Advance as can be purchased with the new Advance); and

     (2) on receipt of the amount so purchased apply it in or towards payment of the maturing Advance, unless for any reason either of those applications cannot be made at the relevant time.

The lender shall remain obliged to advance the new Advance in the currency of the new Advance and the Borrower shall remain obliged to repay the maturing Advance in the currency of the maturing Advance, notwithstanding this Clause 6.3
(5)(b).

6.4. Default Rate

If the Borrower fails to pay any sums due by it under the Facility, the Borrower shall, from the date when such sum fall due, pay interest on the unpaid sum up to the date upon which such sum is actually received by the Lender at the rate per annum which is the aggregate of

     (i)       two per cent (2%) and;
     (ii) the rate which would have been applied to the Advances outstanding under the Facility at the time of the default.

7 - FEES

7.1. Commitment Fee

The Borrower will pay a Commitment Fee in Euros at a rate p.a. of 0.09% on the unused amount (reduced and uncancelled) of the Short Term Facility, calculated as of the date of signing on an actual/360 day basis and payable quarterly in arrears.

The Borrower will pay a Commitment Fee in Euros at a rate p.a. of 0.125% on the unused amount (reduced and uncancelled) of the Medium Term Facility, calculated as of the date of signing on an actual/360 day basis and payable quarterly in arrears.

In the event of partial Cancellation, the Commitment Fee will be calculated and paid at the end of each quarter.

7.2. Utilization Fee

For each day that the sum of all the Advances exceed 50% of the available Facility, the Borrower will pay a fee in Euros at a rate of 0.025% per annum calculated on the total sum of all outstanding Advances on an actual/360 day basis payable quarterly in arrears.

8 - CANCELLATION OF THE FACILITY

Upon 10 Business Days' written notice, the Borrower may cancel without premium or penalty all or part of the undrawn part of the Facility in a minimum amount of Euros 5,000,000 (five million Euros) and in integral multiples of Euros 5,000,000 (five million Euros) provided that the Short Term Facility and the Medium Term Facility shall be cancelled pro rata and once cancelled, the amount may not subsequently be redrawn.

9 - PAYMENTS

All payments by the Borrower under this Agreement shall be made to the Lender without set-off or counter-claim on the due date
-    to     *      to the account number    *      booked at      *        for
     payments made in Euros;
-    to     *   PARIS to the account number     *      booked at     *     for
     payments made in JPY;
-    to     *     PARIS to the account number     *      booked at    *
     for payments made in US Dollars;
-    to     *       PARIS to the account number   *      booked at    *
     for payments made in CHF;
-    to     *     to the account number      *      booked at     *
     for payments made in GBP;
or at such other office as the Lender may from time to time designate.

10- REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants at the signing date of the Facility Agreement to the Lender, and subject to repetition at each Advance of (i), (ii),
(iii), (iv), (v), (vi), (vii), (viii)(y), (xii) and (xiii), that:

(i) The Borrower is a company, duly incorporated and validly existing under the laws of France;

(ii) The Borrower has power to enter into and perform pursuant to the Facility Agreement and all necessary corporate actions relevant thereto have been taken;

(iii) The obligations of the Borrower under the Facility Agreement will rank pari passu with other unsecured and unsubordinated obligations raised for general corporate purposes with banks and other financial institutions, issued, created or assumed now or in the future or for which the Borrower, now or may at any time in the future otherwise be or become liable;

(iv) No encumbrance exists over present or future assets or revenues, except as expressly permitted or disclosed to the Lender (as defined in Clause 11.3);

(v) Obligations under the Facility are legally valid, binding and enforceable;

(vi) Execution and performance of Facility Agreement will not be in conflict with or in breach of obligations in other agreements;

(vii) All necessary consents, licenses, permits, etc. relevant to the Facility have been obtained and are in full force and effect;

(viii) Accuracy and fairness of (x) 1998 audited consolidated financial Statements (the "1998 Consolidated Financial Statements") and (y) subsequent audited consolidated financial

       Statements (the "Annual Audited Consolidated Financial Statements"), to the best of the Borrower's knowledge and belief;

(ix) Between the 1998 Consolidated Financial Statements and the date of signing, there has been no Material Adverse Change;

(x) No material litigation or other proceedings at the date of signing which is material in the context of its operation taken as a whole (to the best of the Borrower's knowledge and belies which could have a material adverse effect on the Borrower's capacity to meet its obligations under the Facility Agreement;

(xi) No stamp, registration or similar tax, (other than French "Timbres de Dimension") are required in connection with the execution, delivery, performance or enforcement of the Facility Agreement;

(xii) No proceedings are pending or threatened for winding-up, dissolution or similar process;

(xiii) No Event of Default or Potential Event of Default has occurred;

(xiv) Year 2000 compliance: it will use its best efforts to procure that all material computer systems used by itself and any Additional Borrower are (or will by no later than 31 October 1999 be) year 2000 compliant.

11 - UNDERTAKINGS

11.1. Financial Information

The Borrower will provide to the Lender:

(i) Delivery of the Borrower's Annual Audited Consolidated Financial Statements as soon as available and in any event within 180 days of financial year-end;

(ii) Delivery of the Borrower's unaudited publicly available semi annual consolidated financial statements as soon available and in any event within 90 days of the first half of each of the Borrower's financial year;

(iii) Preparation of Annual Consolidated Financial Statements to reflect any changes that have occurred in accounting practices since the last Annual Audited Consolidated Financial Statements;

(iv) Provision of such other as the Lender may reasonably request in order to access compliance with Borrower's obligations under the Facility.

11.2. Financial Conditions

The Borrower shall respect the following covenants:

(i) Ratio of EBITDA to NET FINANCIAL EXPENSES (as such terms are defined hereafter) greater than or equal to 5;

(ii) CONSOLIDATED NET WORTH (as defined below) greater than or equal to FRF 12,000,000,000.

The Borrower shall ensure that this financial covenant is met as at 31-t December of each year throughout the term of the Facility by reference to the Annual Audited Consolidated Financial Statements furnished pursuant to 11.1 (i).

EBITDA (after cash impact of provisions) shall mean:
     Operating Income
     - plus : Depreciation and amortization of assets (including Additional goodwill amortization, if any),
     - plus : Increase in other long term provisions (or minus decrease in other long term provisions, if any).

OPERATING INCOME shall mean : Net sales, minus operating expenses. Operating expenses are Production costs and expenses, Administrative and selling expenses, Research and development expenses, Additional goodwill amortization (if any), Provision for restructuring and environmental costs.

DEPRECIATION AND AMORTIZATION OF ASSETS shall include:
     - Amortization of acquisition goodwill and equity goodwill in net income of affiliated companies,
     -    Amortization of patents, licenses, trade-marks and software,
     -    Amortization of other intangible assets,
     -    Depreciation of land, buildings and other tangible assets,
     -    Additional goodwill amortization (if any),
     -    Investments allowance.

INCREASE (OR DECREASE, IF ANY) IN OTHER LONG TERM PROVISIONS shall comprise:
     -    Change in provisions for retirement,
     -    Change in provisions for restructuring,
     -    Change in provisions for other long term risks and liabilities,

as each of the foregoing amounts shall be determined from the items so described in the consolidated statements of operations of the Borrower and its subsidiaries, and in the consolidated statements of cash flows, included in the Annual Audited Consolidated Financial Statements most recently delivered by the Borrower to the Lender.

For the avoidance of doubt, EBITDA amounts to FRF 4,873,000 according to the 1998 Consolidated Financial Statements.

NET FINANCIAL EXPENSES shall mean:

- Interest expenses : it is made up of interests on financial debts and financing operations (Interests on loans payable, on bank overdrafts, discounts of notes receivable, amortization of redemption premium) after capitalization of financial expenses related to the financing of certain assets and incorporated in the purchase cost of such assets.
Are excluded : penalties or commissions for loan prepayment, losses on financial instruments such as interest rate options and interest rate swaps, interest payable on non financial debts (commercial or other) loans issuing costs whether spread or not over the duration of the loan, net losses on disposals of marketable securities, decreases in the probable stock exchange value of trading securities, losses on repurchase of shares, debentures and other securities issued by the Borrower or its Subsidiaries.

     MINUS

- Interest income : interest income on financial assets (loans receivable, debit balance on bank current accounts, etc.).
Are excluded : income from non financial receivables, gains on financial instruments such as interest rate swaps or interest rate options, gains on disposal of marketable securities, increase in the probable stock exchange value of trading securities, income for marketable securities, gains on repurchase of shares, debentures or other securities issued by the Borrower or its Subsidiaries,

As each of the foregoing amounts shall be determined from the items so described in the consolidated statements of operations of the Borrower and its Subsidiaries included in the Annual Audited Consolidated Financial Statements most recently delivered by the Borrower to the Lender.

For the avoidance of doubt, Net Financial Expenses amount to FRF 640,000,000 according to the 1998 Consolidated Financial Statements.

CONSOLIDATED NET WORTH shall mean the difference between (i) Total Liabilities and Total Stockholders Equity and (ii) the sum of Total Current Liabilities, Long Term Debt (including Participating Loans), Other Long Term Liabilities and Mandatory Redeemable Partnership Interest (if any) as each of the foregoing amounts shall be determined from the items so described in the consolidated balance sheet of the Borrower and its subsidiaries included in the Annual Audited Consolidated Financial Statements most recently delivered by the Borrower to the Lender.

For the avoidance of doubt, Consolidated Net Worth amounts to FRF 13,973,000 according to the 1998 Consolidated Financial Statements.

11.3. Other usual Undertakings

The Borrower undertakes to carry out the following:

(i) Compliance with all relevant laws, permits, and licenses material in the context of the Facility;

(ii) Pari passu status vis-a-vis all the Borrower's other unsecured and unsubordinated creditors;

(iii) To notify the Lender in writing of any Potential Event of Default or any Event of Default;

(iv) Not create or permit to be outstanding any Security Interest in respect of Financial Indebtedness unless the Lender give its consent, except encumbrances:

      - In connection with the purchase, maintenance or improvement of an asset, providing the amount of Financial Indebtedness secured remains confined to such asset or such improvements;


      - Created to secure Financial Indebtedness owing to EIB, IFC, FONDS INDUSTRIEL DE MODERNISATION, FONDS DE DEVELOPPEMENT ECONOMIQUE ET SOCIAL, or any other governmental, EEC or international controlled financial institution which in its normal lending practice requires such Security Interest;

      - Existing at a time when a corporation is merged into, consolidated with acquired by the Borrower and not created in contemplation of such event, provided that such Security Interest remains confined to such asset and improvements and additions thereto and does not secure any Financial Indebtedness not so secured at the time of such event;

      - Existing on any asset prior to the acquisition thereof by the Borrower and not created in contemplation of such acquisition provided that such Security Interest remains confined to such asset and improvements and additions thereto and does not secure any Financial Indebtedness not so secured at the time of such event;

      - Arising out of a refinancing of any indebtedness secured by Security Interest permitted above, provided that such Financial Indebtedness is not increased or secured by any additional assets or revenues;

      - Created over assets held in trust by another person, which assets are to be used by such other person solely for satisfying the Borrower's scheduled payment obligations in respect of principal and/or interest in respect of any Financial Indebtedness of the Borrower, (the "Borrower's Obligations") in circumstance where such other person has undertaken responsibility for the discharge of the Borrower's Obligations;

      - Over assets or receivables of the Borrower which Security Interest have been given in connection with the refinancing of such assets or receivables and where the risks (except in relation to any credit enhancement provided by the Borrower in respect of such assets or receivables) relating to non-payment in respect of such assets or receivables are, as a result of such refinancing, not borne by the Borrower;

      - Over a deposit made by the Borrower using the proceeds of a Financial Indebtedness of the Borrower provided that (A) the depositary of such proceeds lends an amount at least equal to the amount of the deposit to a subsidiary of the Borrower and (B) that such loan has a maturity date which is not earlier that the date for repayment of such deposit;

      - Not in one of the above categories to secure Financial Indebtedness as long as the amount of Financial Indebtedness secured thereby does not exceed 7,5 % of Consolidated Net Worth;

(v) to pay all transfer, stamp or registration fees or similar taxes or charges which may become payable;

(vi) to maintain its corporate existence and its rights to carry on its operations;

(vii) Year 2000 Compliance: (a) The Borrower will use its best endeavours to ensure that all Information Systems and Equipment are either Year 2000 Compliant, or any reprogramming, remediation, or any other corrective action, including the internal testing of all Information Systems and Equipment, will be completed by 31, October 1999. Further, to the extent that such reprogramming/remediation and testing action is required, the cost thereof, as well as the cost of the reasonably foreseeable consequences of failure to become Year 2000 Compliant, to the Borrower will not result in a Default or have a Material Adverse Effect; and (b) the Borrower will use its best endeavours to ensure that the Information Systems and Equipment are at all times after 31 October 1999 Year 2000 Compliant, except insofar as the failure of the Information Systems and Equipment to be Year 2000 Compliant will not result in a Default or have a Material Adverse Effect. In addition, the Borrower shall provide the Lender with such information about its year 2000 computer readiness (including, without limitation information as to contingency plans, budgets and testing results) as the Lender may reasonably request.

      For the purpose of this Clause "MATERIAL ADVERSE EFFECT" means any event or effect materially adverse to (i) the ability of the Borrower to perform any of its obligations under the Facility Agreement, and (ii), in the reasonable opinion of the Lender, the interests of the Lender under the Facility Agreement.

12 - EVENTS OF DEFAULT

Events of Default shall comprise the following:

(A) Failure of the Borrower or any Additional Borrower to make any payment on the due date under the terms of the Facility, unless such failure occurs solely for administrative or technical reasons and the default is not remedied within five (5) Business Days after the Lender has given notice to the Borrower or the Additional Borrower;

(B) Breach of other obligations of the Borrower or any Additional Borrower which, where capable of remedy in the reasonable opinion of the Lender, remains unremedied for fifteen (15) Business Days after notice by the Lender of such Default;

(C) Any Financial Indebtedness of the Borrower exceeding Euros 30,000,000 (or equivalent) becomes due and payable before its stated maturity by way of a declared default after expiry of any applicable grace period;

(D) Any representation or warranty of the Borrower or any Additional Borrower is materially incorrect in any respect when made or repeated;

(E) The Borrower or any Additional Borrower is subject to an amicable settlement ("reglement amiable") under French law or under the Additional Borrower's country law;

(F) Insolvency, bankruptcy, liquidation, dissolution, etc. of the Borrower or any Additional Borrower except in case of the liquidation or the dissolution where the terms have been approved by the Lender. This excludes a merger for arm's length consideration within the Borrower's Group;

(G) A moratorium or restructuring is made or declared in respect of all the indebtedness of the Borrower or any Additional Borrower whereby the assets are submitted to the control of its creditors;

(H) In case of appointment of an administrator, receiver in respect of the Borrower or any Additional Borrower;

(I) The Borrower or any Additional Borrower declares in writing that it is unable to pay its debts as and when they are due;

(J) It becomes unlawful for the Borrower or any Additional Borrower to comply with its obligations under the Facility;

(K) There occurs an event or series of events which, in the reasonable opinion of the Lender, irremediably compromises the ability of the Borrower or any Additional Borrower to perform in a timely manner any of its payment obligations under the Facility Agreement as provided for by Article 60 of the French law n (degrees) 84-46 of the 24th January 1984 or under the Additional Borrower's country law;

(L) The Borrower's Guarantee ceases to be in full force and effect.

 13 - TERMINATION EVENTS

It is expressly agreed that each of the events referred to in Clause 13.1 (Change in control), Clause 13.2 (Disposals of Assets) and Clause 13.3 (Merger), shall constitute a Termination Event and not an Event of Default.

If a Termination Event occurs, the relevant Borrower will promptly upon becoming aware of it notify the Lender, specifying the nature of that Termination Event and will also give such other information about that Termination Event as the Lender may reasonably request.

13.1. Change in control

In the event that any person, whether alone or together with other persons acting in association with it, acquires 50% or more of the voting rights of the Borrower's capital, without the approval of the Lender, then the Lender, after notification to the Borrower, may cancel the undrawn portion of the Facility and refuse future Advances.

13.2.- DISPOSALS OF ASSETS

In the event that the Borrower sell, lease, transfer or dispose of the whole or a substantial part of its business or assets whether in a single transaction or by a number of transactions, without the Lender's approval, then the Lender, after notification to the Borrower, may cancel the undrawn portion of the Facility and refuse future Advances. These prohibitions do not however apply to:

     (i)  disposals in the ordinary course of business of the Borrower;
     (ii) disposals for arm's length consideration on normal commercial terms.

13.3.- MERGER

In the event that the Borrower consolidates or merges with any other company, unless the Borrower is the continuing corporation, then the Lender, after notification to the Borrower, may cancel the undrawn portion of the Facility and refuses future Advances.

14 - CHANGES IN CIRCUMSTANCES

14.1. Illegality

Where the introduction, imposition or variation of any law or any change in the interpretation or application of any law makes it unlawful or impractical without breaching such law for the Lender to make available any Advance or to maintain its commitment under the Facility Agreement (the "Commitment") or to allow all or part of its Facility or an Advance to remain outstanding or to fund all or part of an Advance or to carry out all or any of its other obligations under this Facility Agreement or to charge or receive interest at the rate applicable (hereinafter, a "SUPERVENING ILLEGALITY EVENT"):

(a) the Lender shall notify the relevant Borrower and the relevant Commitment shall forthwith be reduced to zero; and

(b) the relevant Borrower shall, upon being so notified, prepay to the Lender the relevant Advance in accordance with Clause 4.3 on such date as the Lender shall certify to be necessary to comply with the relevant law.

In the event that the future occurrence of a Supervening Illegality Event is publicly announced prior to the effective date thereof, then the Lender shall, without prejudice to the obligations of the relevant Borrower under this clause, in consultation with the relevant Borrower use all reasonable endeavours, for a period not exceeding the earlier of (y) the period ending on the Business Day prior to the effective date of such Supervening Illegality Event, or (z) thirty
(30) days, to avoid the application of the Supervening Illegality Event to the relevant Commitment, the relevant Facility or the relevant Advance(s), including the transfer of the relevant Commitment to another bank or financial institution. Nothing in this clause imposes a legal obligation on the Lender to take any steps that might be prejudicial to it or which might conflict with its general banking policies or which might require it to disclose confidential information relating to its business.

14.2. Increased Costs

If the Lender determines that, as a result of the introduction or variation of any law or any change in the interpretation or application of any law, or compliance with any request (whether or not having the force of law) from any central bank or other fiscal monetary or other authority or agency (and including, without limitation, a law or request which affects the amount of capital which the Lender is required to allocate to its Commitment under its Facility and/or to all or part of an Advance), the cost to the Lender of making or maintaining or funding all or part of an Advance or of maintaining its Commitment under its Facility (which shall include for this purpose the cost to the Lender of allocating capital to its Commitment under its Facility and/or to all or part of an Advance) is increased or the amount of any sum received or receivable by it, in respect of its Facility or the Advance or the effective return to it, under this Facility Agreement is reduced or it is obliged to make any payment (except in respect of tax on overall net income) or foregoes any interest or other return on, or calculated by reference to, the amount of any sum received or receivable by it from the relevant Borrower under this Facility Agreement, then:

(a) the lender shall notify the relevant Borrower of such event promptly upon its becoming aware of such event;

(b) the relevant Borrower shall on demand pay, against evidence of the amount claimed, to the Lender such amounts as the Lender from time to time certifies to the relevant Borrower to be necessary to compensate it for such increased cost, reduction, payment or foregone interest or return;

(c) at any time thereafter, so long as the circumstances giving rise to the obligation to make the compensating payment continue, the relevant Borrower may prepay the relevant Advance in accordance with the provisions of Clause 8 of this Facility Agreement.

If the Lender becomes aware of circumstances that will or are likely to lead to additional amounts becoming payable under this Clause 14.2, then the Lender shall, without prejudice to the obligations of the relevant Borrower under this clause, in consultation with the relevant Borrower use all reasonable endeavours for a period not exceeding thirty (30) days to mititigate the effects of those circumstances, including the transfer of its Commitment to another bank or financial institution. Nothing in this clause imposes a legal obligation on the Lender to take any steps that might be prejudicial to it or which might conflict with its general banking policies or which might require it to disclose confidential information relating to its business.

14.3. Market Disruption

If, in relation to any Advance to be made under the Facility:

(a) at 11:00 a.m. (London time in the case of Advances in respect of which interest is to be determined as a function of LIBOR and Brussels time in the case of Advances in respect of which interest is to be determined as a function of EURIBOR) on the Quotation Date in question, the Lender determines that, by reason of circumstances affecting the relevant interbank market, generally reasonable and adequate means do not or will not exist for ascertaining EURIBOR or LIBOR, as the case may be, for the Interest Period for that Advance or any part of it or only one Reference Bank, when required to do so, supplies a rate for the purpose of determining EURIBOR or LIBOR, as the case may be, or

b) the Lender shall have determined that deposits in the currency of the Advance are not available to it in the relevant interbank market, in the ordinary course of business in sufficient amounts to fund the relevant Advance, or that the quotations for EURIBOR or LIBOR, as the case may be, do not accurately reflect the cost to it of obtaining such deposits, or, if the interest rate for the Advance in question is to be calculated by reference to rates quoted by the Reference Banks and not the Dow Jones Telerate Monitor, the rate at which such deposits were being so offered does not accurately reflect the cost to the Lender of offering such deposits;

then the Lender shall forthwith notify the relevant Borrower, and:

     (i) no further Advances shall be made under the relevant Facility while such circumstances continue to exist and, at the irrevocable election of the relevant Borrower by notice to the Lender, the unused part of the relevant Facility may be cancelled;

     (ii) the relevant Borrower and the Lender shall negotiate for a period not exceeding thirty (30) days (the 'Negotiation Period') with a view to agreeing an alternative basis acceptable to the relevant Borrower and the Lender for continuing the relevant Advance (an 'Alternative Basis'), and any alternative basis agreed in writing during the Negotiation Period shall be retroactive to and effective from the commencement of the relevant Interest Period;

     (iii) during the Negotiation Period, the relevant Advance shall bear interest, for such period or periods specified by the Lender, at a rate (the "Funding Rate") equal to the Margin plus the aggregate of the amounts determined and certified in reasonable detail by the Lender, and notified to the relevant Borrower, as being the cost to the Lender of continuing the Advance for such period or periods;

     (iv) in the event that the Lender and the relevant Borrower are unable to agree upon an Alternative Basis during the Negotiation Period, then the Advance shall continue, following the end of the Negotiation Period, to bear interest at the Funding Rate, provided that the relevant Borrower may, in such case, prepay the Advance at any time following the end of the Negotiation Period in accordance with Clause 8 of this Facility Agreement and provided moreover that in such case, accrued interest to the date of such prepayment shall be calculated at the Funding Rate;

     (v) while any Alternative Basis is in force, the Lender shall periodically (but at least weekly) determine whether circumstances are such that the basis is no longer necessary; and if the Lender so determines, it shall forthwith notify the relevant Borrower, and that basis shall cease to be effective on a date specified by the Lender.

14.4. Certificates

Any determination or notification by the Lender concerning any matter referred to in this Clause 14 shall, in absence of manifest error, be conclusive evidence as to that matter and shall be binding on the relevant Borrower.

15- Transferability

The Lender shall have the right at any time to assign its rights and liabilities under the Facility Agreement to any bank or any financial institution within *.

The Lender shall have the right at any time to assign its rights and liabilities under the Facility Agreement, in minimum amounts of Euros 5,000,000 (or its equivalent) and integral multiple of Euros 5,000,000 (or equivalent), to any other prime bank, with the prior written consent of the Borrower, such consent not to be reasonably withheld by the Borrower and for such purpose, the Lender shall give one month's prior notice of its intention of the Borrower. This ability will be possible only after six (6) months after signing of the Facility Agreement.

The effect of any assignment shall not be to require the Borrower to bear any obligation to gross up for additional taxes or to incur liability for increased costs.

16- Fees and expenses

The Borrower will pay to the Lender all reasonable fees and expenses (including external legal fees, if any), incurred in connection with the execution of this Facility and with the enforcement of its rights under the Facility Agreement upon presentation of duly documented evidence.

Notwithstanding the above, the Borrower shall require the Lender to respect guidelines as to the external legal expenses which the Borrower wishes to cap after further discussion with the Lender.

17- Taxes

All payments by a Borrower under this Facility Agreement, whether in respect of principal, interest, fees or any other item, shall be made in full without any deduction or withholding (whether in respect of set off, counterclaim, duties, taxes, charges or otherwise whatsoever) unless the deduction or withholding is required by law, in which event the Borrower shall :

(a) ensure that the deduction or withholding does not exceed the minimum amount legally required;

(b) forthwith pay to the Lender such additional amount so that the net amount received by the Lender will equal the full amount which would have been received by it had no such deduction or withholding been made;

(c) pay to the relevant taxation or other authorities within the period for payment permitted by applicable law the full amount of the deduction or withholding (including, but without prejudice to the generality of the foregoing, the full amount of any deduction or withholding from any additional amount paid pursuant to this sub-clause); and

(d) furnish to the Lender, within the period for payment permitted by the relevant law, either:

     (i) an official receipt of the relevant taxation authorities involved in respect of all amounts so deducted or withheld; or

     (ii) if such receipts are not issued by the taxation authorities concerned on payment to them of amounts so deducted or withheld, a certificate of deduction or equivalent evidence of the relevant deduction or withholding.

In the event that the requirement to effect any such deduction or withholding arises as a result of the introduction, imposition or variation of any law or any change in the interpretation or application of any law (hereinafter, a 'Supervening Withholding Event), then the Lender shall, without prejudice to the obligations of the Borrower under this clause, in consultation with the Borrower use all reasonable endeavours for a period not exceeding thirty (30) days to mitigate the effects of those circumstances, including the transfer of the relevant Commitment to another bank or financial institution. Nothing in this clause imposes a legal obligation on the Lender to take any steps that might be prejudicial to it or which might conflict with its general banking policies or which might require it to disclose confidential information relating to its business. Nothing contained in this Facility Agreement shall oblige the Lender to rearrange its tax affairs or to disclose any information regarding its tax affairs and computations. Without prejudice to the generality of the foregoing, the Borrower shall not, by virtue of this Clause 17, be entitled to enquire about the Lender's tax affairs.

18- Effective Global Rate

For the purpose of article L 313-1 of the French Code de la Consommation (Consumer Code) it is hereby mentioned that the Effective Global Rate, calculated on the basis of EURIBOR three month of 3,608% and including the Margin, and all fees and expenses relating to the Facility would be of 3,654% for a one year period and 0,90% for a three month period.

 19- Notices and other matters

Every notice, request, demand or other communication shall be in writing and shall be sent to the following address:

-  * Paris Branch
   * - 75008 Paris - France

     Attention:*
          Phone : 01.*
             Fax: 01.*

            *
          Phone:  01.*
            fax:  01.*

-    RHODIA
     25, quai Paul Doumer
     92408 Courbevoie Cedex

     Attention: Chief Financial Officer

Or at such other addresses or telex number as notified by one party to the other.

20- Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of the Lender, any power, right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Lender of any power, right or remedy preclude any other power, right or remedy.

The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.

21- Governing Law and Jurisdiction

The Facility Agreement will be governed by French law and any dispute arising from this Agreement shall be submitted to the Courts of Paris.

In case of litigation, the translation of this Facility Agreement shall be payable by the Borrower.

IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed on the day first written above.

For and on behalf of the Borrower

  (Signature illegible)

 For and on behalf of the Lender

  (Signature illegible)

                                   Schedule 1

                             Form of Drawing Notice

From: [the Borrower]
To: [the Lender)
Dated:



Dear Sirs,


1. We refer to the Facility Agreement dated [ ] and made between RHODIA as Borrower and * acting through its Paris Branch as Lender.
     Terms defined in the Facility Agreement shall have the same meaning in this notice.

2. We hereby give you notice that, pursuant to the Facility Agreement and upon the terms and subject to the conditions contained therein, we wish an Advance to be made to us as follows:


     -    Nature of the Facility:

                                     [ ] Short Term Facility
                                     [ ] Medium Term Facility

     -    Amount:
     -    Advance Date:
     -    Maturity Date:
     -    Currency:
     -    Bank and account number:

3.   We certify that the representations and warranties made by us in paragraphs
     (i), (ii), (iii), (iv), (v), (vi), (vii), (viii)(y), (xii) and (xiii) of Clause 10 of the Facility Agreement are true and accurate in all respects on and as of the date hereof, with the same effect as if such representations and warranties had been made on and as of the date hereof; and

4. Certify that no Event of Default or Potential Event of Default has occurred.

Yours sincerely,



                                            Authorised signatory for and on
                                            behalf of the Borrower

                                   Schedule 2

                                 Advance Letter


From: The Borrower

 To: The Lender



     Dear Sirs,



We refer to the Euros 150,000,000 Revolving Credit Facility concluded between yourselves and ourselves, dated [...............] (the "Facility Agreement").

Pursuant to Clause 5.1 of the Facility Agreement, we request that the under mentioned amount shall be allocated to our Additional Borrower under the following condition:

Name and address of the Additional Borrower:
Nature of the Facility:

                         [ ] Short Term Facility
                         [ ] Medium Term Facility

Amount of the Advance and currency:
Advance Date:
Maturity Date of the Advance:
Bank and account number:

Please note that this Advance is covered by our Guarantee issued on [..........]
and sent to you together with our request dated [............].

We acknowledge that this Advance is subject to the approval given by the Lender and the amount of the Advance shall be deducted from the Facility, till the Maturity Date of the Advance.

Yours sincerely,

Authorised signatory for and on behalf of the Borrower

                                   Schedule 3
                                    Guarantee

                             [on RHODIA Letterhead]




We refer to (i) the Euros 150,000,000 revolving credit facility (hereinafter
"the Facility") concluded with * (hereinafter "the Bank") on [..............]
and (ii) the Advance you will grant to [.......] (hereinafter "the Debtor")
for an amount of [......] starting on [.....] and ending on [....] on an interest Rate of [.....]

We, RHODIA, a societe anonyme established under the laws of France, with a share capital of Euros2 621 115 615, whose head office is located at Courbevoie, 25 quai Paul Doumer and which is registered on the French Trade and Companies Register under reference 352 170 161 RCS Nanterre (hereinafter the "Guarantor"), hereby irrevocably and unconditionally undertake to pay to the Bank all sums due to the Bank to the amount of Euros [.....] in principal plus interest, fees, expenses and related costs.

The undertaking which we are entering into under this letter of guarantee is completely separate from and independent of the Advance and as a consequence, no objection based on the relationship created by the Facility may be raised against the Bank. We therefore undertake to pay promptly, on first demand of the Bank made by registered mail with acknowledge of receipt, all sums due up to the said aggregate sum of Euros [.........] in principal plus interest, fees, expenses and related costs, without deduction for taxes, levies, imposts or any deductions or withholdings.

We hereby waive the right we may have to compensate the sum due to the Bank under this guarantee against any sum owed or purported to be owed to us by your Bank or by the Debtor. We may not constitute any encumbrance on any assets of the Debtor to secure our obligation under the present guarantee.

We may not be subrogated to the Bank's rights by reason of any payment that we may have to make under this guarantee until the Bank has fully recovered its claim on the Debtor in principal, interest, interest on late payments, fees, expenses and related costs and in accordance with the Facility.

We hereby accept and consent to any and all extensions, renewals or changes in the dates of settlements of all Debtor's obligations toward the Bank in connection with the Facility and we will remain bound on the guarantee notwithstanding such renewals and extensions.

All rights and obligations under this guarantee shall be governed by the laws of France. The Tribunal de Commerce de Paris shall be exclusively competent for all litigation concerning this guarantee at first demand.

Executed this day of ............... in ........ ......

Authorised signatory for and on behalf of the Borrower

                                   Schedule 4
            Form of letter from the Additional Borrower to the Lender
                    [on the Additional Borrower Letterhead]

Dear Sirs,



We refer to the Euros 150,000,000 Revolving Credit Facility (hereinafter the
"Facility") concluded between RHODIA SA and yourselves dated [.........] and to Clause 5.1 which allows to grant an Advance to an Additional Borrower with your prior approval.

We hereby confirm and accept to be bound by the terms and conditions of the Facility and commit ourselves to respect the Borrower's obligations under the Facility and particularly Clause 17 (Taxes).

Furthermore, we make the following representations and warranties which are true and accurate and take the following commitments:

     a)   ......... is a company duly incorporated and validly existing under the laws of.....;

     b)   .......... has power to enter into and perform pursuant to the
          Facility and all necessary corporate actions relevant thereto have been taken;

     c) no material litigation or other proceedings at the date of signing which could have a material adverse effect on our capacity to meet our obligations under the Facility have occurred;

     d) no proceedings are pending or threatened for winding up, dissolution or similar process;

     e)   no Event of Default or Potential Event of Default has occurred

     f) to notify you in writing of any Potential Event of Default or any Event of Default;

     g) to provide you at any time with any other information you may reasonably request.

Yours sincerely,





Authorised signatories for and on behalf of the Additional Borrower